Exhibit 99.1

Contact: Matthew P. Deines, President and Chief Executive Officer Geri Bullard, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

First Northwest Bancorp Earns $3.1 Million, or $0.34 Per Diluted Share, in First Quarter 2021;

Highlighted by Net Interest Margin Expansion and Strong Asset Quality;

Declares Quarterly Cash Dividend of $0.06 Per Share

Port Angeles, WA, (April 28, 2021) -- First Northwest Bancorp (Nasdaq: FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank” or "First Fed"), today reported that net income increased 257.6% to $3.1 million, or $0.34 per diluted share, for the first quarter of 2021, compared to $873,000, or $0.09 per diluted share, for the first quarter a year ago, and decreased compared to net income of $3.8 million, or $0.41 per diluted share, for the fourth quarter of 2020. First quarter results reflected strong year-over-year revenue growth, core deposit growth and net interest margin expansion. The decrease from the prior period was primarily due to lower gains on sale of one-to-four family mortgages and available for sale investments, partially offset by increased net interest income and a lower provision for loan losses. The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.06 per common share outstanding, payable on May 28, 2021 to shareholders of record as of the close of business on May 14, 2021.

“First Northwest Bancorp’s first quarter operating results were highlighted by strong revenue generation fueled by solid net interest income and core deposit growth,” stated Matthew P. Deines, President and CEO. “Despite ongoing pressures on loan and investment yields, net interest income increased $4.1 million, or 43.3%, over the first quarter of 2020, boosted by growth in earning assets, $362,000 in Paycheck Protection Program (“PPP”) income and a significant decline in cost of funds. We continue to generate organic commercial and consumer activity as we support our communities through an emerging recovery.”

“We are actively participating in the SBA’s current round of PPP funding that began in January 2021 and concludes at the end of May,” said Deines. “This round of SBA funding offers PPP loans for companies that did not receive a PPP loan in 2020, and also “second draw” loans targeted at hard-hit businesses that have already used their initial PPP proceeds. We funded $32.4 million in second round PPP loans during the first quarter of 2021.”

First Quarter 2021 Highlights (at or for the quarter ended March 31, 2021)

•	First quarter net income was $3.1 million, compared to $3.8 million in the preceding quarter and $873,000 in the year ago quarter.
•	Diluted earnings per share was $0.34, compared to $0.41 per share in the preceding quarter and $0.09 per share in the first quarter a year ago.
•	Provision for loan losses was $500,000 in the first quarter, compared to $930,000 in the fourth quarter of 2020 and $1.3 million in the first quarter of 2020.

•

Loans receivable increased 1.3% to $1.16 billion at March 31, 2021, compared to $1.14 billion at December 31, 2020, and increased 28.6% compared to $899.2 million a year ago, primarily due to growth in commercial real estate and commercial business loans, including PPP loans.

•

Deposits increased 7.6% during the quarter and increased 34.9% from one year prior, to $1.43 billion at March 31, 2021, due to successful organic and wholesale deposit-gathering strategies, including significant growth in noninterest-bearing deposits, which increased 76.8% in the last twelve months. Deposit balances benefitted from a second round of PPP and additional Federal stimulus payments during the quarter.

•	The cost of deposits for the first quarter decreased to 0.27% from 0.33% for fourth quarter 2020 and 0.85% in the first quarter of 2020.
•

Gain on sale of mortgage loans was $1.3 million for the first quarter compared to $2.3 million in the previous quarter and $383,000 in the first quarter of 2020, reflecting a modest slowdown in activity from the fourth quarter of 2020 and strong year-over-year quarterly mortgage originations, including refinance activity.

•

During the first quarter, the Company repurchased 135,837 shares of common stock at an average price of $15.89 per share for a total of $2.2 million, leaving 872,030 shares remaining under the 2020 Stock Repurchase Plan approved in October 2020.

Recent Developments

On March 22, 2021 the Company announced that First Fed has entered into an agreement with Sterling Bank and Trust of Southfield, Michigan to purchase its Bellevue, Washington branch, subject to applicable regulatory approvals and other customary closing conditions. The agreement includes the purchase of approximately $77.7 million in deposits as of the announcement date. First Fed expects to close the transaction by the end of the second quarter of 2021.

On April 16, 2021, the Company issued 29,719 shares of the Company’s common stock under the terms of an Amended and Restated Joint Venture Agreement dated April 15, 2021 (the “Joint Venture Agreement”) with the Bank, POM Peace of Mind, Inc. (“POM”), and Quin Ventures, Inc. (“Quin”). The shares were issued to POM and had a value of approximately $500,000. Under the Joint Venture Agreement, the Company and POM have established Quin to develop a digital financial wellness platform that will offer personal financial services to the general public. Under a related Marketing and Banking Services Agreement, Quin will promote the services offered through the digital financial wellness platform and the Bank will provide banking services to the customers who utilize the platform. The Marketing and Banking Services Agreement sets forth the terms governing the parties’ commercial and economic commitments and responsibilities, including the fees to be paid by the Bank to fund the costs of acquiring customers and the distribution of interchange fees. The Company has also committed to extend $15.0 million to Quin under a capital financing agreement and related promissory note.

Balance Sheet Review

Total assets increased $81.9 million, or 5.0%, to $1.74 billion at March 31, 2021, compared to $1.65 billion at December 31, 2020, and increased $339.4 million, or 24.3%, compared to $1.40 billion at March 31, 2020.

Cash and cash equivalents increased by $34.1 million, or 52.4%, to $99.3 million as of March 31, 2021, compared to $65.2 million as of December 31, 2020, as the result of gross proceeds of $40.0 million from the issuance of subordinated debt as well an increase in deposits of $101.3 million offset by increases to investment securities and loans receivable.

Investment securities increased $29.2 million to $393.5 million at March 31, 2021, compared to $364.3 million three months earlier, and increased $76.0 million compared to $317.5 million at March 31, 2020. At March 31, 2021, municipal bonds totaled $132.5 million and comprised the largest portion of the investment portfolio at 33.7%. The estimated average life of the total investment securities portfolio was 7.5 years, and the average repricing term was approximately 5.3 years.

“We continue to utilize the investment portfolio as a means to generate additional interest income,” said Geri Bullard, EVP/Chief Financial Officer. “We began adding to the investment portfolio a year ago as credit spreads widened, to deploy excess cash and prudently manage the balance sheet.”

Securities consisted of the following at the dates indicated:

	March 31, 2021	December 31, 2020	March 31, 2020	Three Month Change	One Year Change
	(In thousands)
Available for Sale at Fair Value
Municipal bonds	$132,492	$127,862	$52,254	$4,630	$80,238
U.S. government and agency issued bonds (Agency bonds)	1,913	—	—	1,913	1,913
U.S. government agency issued asset-backed securities (ABS agency)	65,910	63,820	42,125	2,090	23,785
Corporate issued asset-backed securities (ABS corporate)	17,505	29,280	34,073	(11,775)	(16,568)
Corporate issued debt securities (Corporate debt)	43,890	35,510	9,439	8,380	34,451
U.S. Small Business Administration securities (SBA)	17,566	18,564	25,363	(998)	(7,797)
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	74,016	62,683	145,139	11,333	(71,123)
Corporate issued mortgage-backed securities (MBS corporate)	40,203	26,577	9,127	13,626	31,076
Total securities available for sale	$393,495	$364,296	$317,520	$29,199	$75,975

Net loans, excluding loans held for sale, increased $14.5 million, or 1.3%, to $1.16 billion at March 31, 2021, from $1.14 billion at December 31, 2020, and increased $257.3 million, or 28.6%, from $899.2 million a year ago. “Our lending team did an excellent job growing the loan portfolio despite a competitive operating environment, with total loans increasing 28.6% over the last twelve months,” said Randy Riffle, EVP/Chief Lending Officer. “Additionally, new PPP loan production from the SBA’s latest round contributed meaningfully to loan production, with $32.4 million in new PPP loans funded during the first quarter.” Commercial business loans decreased $17.2 million during the quarter as the result of a decrease of $41.6 million in the Northpointe Mortgage Participation program offset by an increase of $24.7 in PPP loans.

The Company originated $66.3 million in residential mortgages during the quarter and sold $37.0 million, with an average gross margin on sale of mortgage loans of approximately 2.85%. This production compares to residential mortgage originations of $95.7 million in the preceding quarter with sales of $59.3 million, with an average gross margin of 3.01%. “Mortgage banking activity exceeded the first quarter of 2020, bucking seasonal trends, especially for refinances of existing mortgages as interest rates remain historically low,” said Kelly Liske, Chief Banking Officer.

Loans receivable consisted of the following at the dates indicated:

	March 31, 2021	December 31, 2020	March 31, 2020	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$295,831	$309,828	$302,688	$(13,997)	$(6,857)
Multi-family	162,487	162,467	88,794	20	73,693
Commercial real estate	296,826	296,574	260,321	252	36,505
Construction and land	157,316	123,627	48,565	33,689	108,751
Total real estate loans	912,460	892,496	700,368	19,964	212,092

Consumer:
Home equity	33,713	33,103	35,260	610	(1,547)
Auto and other consumer	139,134	128,233	114,194	10,901	24,940
Total consumer loans	172,847	161,336	149,454	11,511	23,393

Commercial business	83,033	100,201	55,853	(17,168)	27,180

Total loans	1,168,340	1,154,033	905,675	14,307	262,665
Less:
Net deferred loan fees	4,983	4,346	433	637	4,550
Premium on purchased loans, net	(7,347)	(6,129)	(4,742)	(1,218)	(2,605)
Allowance for loan losses	14,265	13,847	10,830	418	3,435
Total loans receivable, net	$1,156,439	$1,141,969	$899,154	$14,470	$257,285

The sectors most heavily impacted by the pandemic include hospitality; restaurant and food services; and lessors of commercial real estate to these businesses. The table below presents selected information on loans to these industries as of March 31, 2021.

Industry	% of Total Loan Portfolio	Loan Balance	Number of Loans	Average Loan-to-Value
		(In thousands)
Hospitality	4.4%	$50,332	14	60.6%
Restaurant and food services	0.2	1,907	6	64.8
Lessors of commercial real estate to hospitality, restaurant, and retail establishments	4.3	48,103	27	52.3

The table below presents selected information on loans that remained on COVID-19 deferrals at the periods indicated.

	% of Total Loan Portfolio	Deferred Loan Balance	Number of Loans
		(In thousands)
June 30, 2020	12.9%	$128,420	297
September 30, 2020	13.9	149,542	183
December 31, 2020	0.2	2,349	19
March 31, 2021	0.7	8,052	4

Total deposits increased $101.3 million, or 7.6%, to $1.43 billion at March 31, 2021, compared to $1.33 billion at December 31, 2020, and increased $370.9 million, or 34.9%, when compared to $1.06 billion a year ago. Savings accounts increased 12.3% compared to a year ago to $186.2 million at March 31, 2021, and represented 13.0% of total deposits; transaction accounts increased 62.8% compared to a year ago to $466.1 million at March 31, 2021, and represented 32.5% of total deposits; money market accounts increased 95.6% compared to a year ago to $495.3 million, and represented 34.5% of total deposits; and certificates of deposit decreased 19.9% compared to a year ago to $287.2 million at quarter-end, and represented 20.0% of total deposits.

“Deposit balances remain at record levels as we experienced growth with existing customers and developed new deposit relationships,” said Bullard. “We strategically increased noninterest-bearing and other core deposits to manage overall funding costs. We lowered our total cost of funds over the quarter by shifting our deposit mix more toward non-maturity deposits.” Total cost of funds improved to 0.32% for the first quarter of 2021 compared to 0.38% for the fourth quarter of 2020.

Deposits consisted of the following at the dates indicated:

	March 31, 2021	December 31, 2020	March 31, 2020	Three Month Change	One Year Change
	(In thousands)
Savings	$186,173	$164,434	$165,747	$21,739	$20,426
Transaction accounts	466,143	431,171	286,283	34,972	179,860
Money market accounts	495,265	429,143	253,198	66,122	242,067
Certificates of deposit	287,226	308,769	358,677	(21,543)	(71,451)
Total deposits	$1,434,807	$1,333,517	$1,063,905	$101,290	$370,902

On March 25, 2021, the Company completed its private placement of $40.0 million of 3.75% fixed-to-floating rate subordinated notes due 2031 (the “Notes”) to certain qualified institutional buyers and accredited investors. The Notes have been structured to qualify as Tier 2 capital for the Company for regulatory capital purposes. The Company intends to use the net proceeds of the offering for general corporate purposes and provided $20.0 million to the Bank as Tier 1 capital. “We believe this capital will serve us well as we continue to grow the Company and enhance our footprint and product offerings,” said Deines.

Total shareholders' equity was $182.1 million at March 31, 2021, compared to $186.4 million three months earlier, and $167.2 million a year earlier. The decrease in equity was driven by reduced other comprehensive income of $5.2 million due to a decrease in the unrealized gain on investments of $3.5 million and a $1.7 million adjustment reflecting the recognition of prior service cost related to First Fed’s transfer out of a multiemployer pension plan into a single employer plan. The decrease in equity compared to the prior quarter was also a result of stock buybacks during the first quarter of 2021. Book value per common share was $17.86 at March 31, 2021, compared to $18.20 at December 31, 2020 and $16.02 at March 31, 2020.

Operating Results

In the first quarter of 2021, the Company generated a return on average assets ("ROAA") of 0.76%, and a return on average equity ("ROAE") of 6.70%, compared to 0.97% and 8.32%, respectively, in the fourth quarter of 2020, and 0.27% and 1.94%, respectively, in the first quarter a year ago.

Total interest income increased to $14.6 million for the first quarter of 2021, compared to $14.0 million in the previous quarter and $12.0 million in the first quarter of 2020. Interest and fees on loans increased due to loan growth compared to the prior quarter. Quarter over quarter, the yield on average loans receivable increased by 2 basis points. Total interest expense was $1.2 million for the first quarter of 2021, compared to $1.3 million in the fourth quarter of 2020, and $2.6 million in the first quarter a year ago. The decrease in interest expense was due to the decline in the cost of total deposits to 27 basis points from 34 basis points in the prior quarter and 85 basis points the first quarter one year ago.

Net interest income, before provision for loan losses, increased 6.4% during the quarter to $13.5 million, compared to $12.7 million for the preceding quarter, and increased 43.3% compared to $9.4 million in the first quarter a year ago. “The first round of PPP expired on August 8, 2020, and as of March 31, 2021, we received from the SBA proceeds on forgiven loans totaling $16.6 million. Approximately $177,000 of the income recognized during the first quarter was related to deferred fees associated with PPP loan payoffs, compared to $182,000 of the income related to deferred fees associated with PPP loan payoffs in the prior quarter,” added Riffle.

While asset quality improved during the last twelve months, additional loan growth and the anticipated impact of the COVID-19 pandemic on local businesses resulted in a $500,000 provision for loan losses during the first quarter of 2021. This compares to a provision for loan losses of $930,000 for the preceding quarter, and a provision for loan losses of $1.3 million for the first quarter of 2020.

The net interest margin expanded 2 basis point to 3.48% for the first quarter of 2021, compared to 3.46% for the fourth quarter of 2020, and increased 37 basis points compared to 3.11% for the first quarter in 2020. “Despite a challenging interest rate environment, our earning asset mix enhancements as well as substantially reducing our cost of funds helped increase our net interest margin over the past twelve months,” said Bullard.

The yield on earning assets decreased 3 basis points to 3.78% for the first quarter of 2021, compared to 3.81% for the fourth quarter of 2020, and decreased 19 basis points from 3.97% for the first quarter of 2020. The decrease was due to lower yields on the investment portfolio and loans, which was offset by higher average loan balances. The yield on the loan portfolio increased to 4.43% for the first quarter of 2021, from 4.41% for the fourth quarter of 2020, and decreased from 4.52% for the first quarter of 2020 due to a decline in the overall rate environment. The cost of interest-bearing liabilities decreased 7 basis points to 0.40% for the first quarter of 2021, compared to 0.47% for the fourth quarter of 2020, and decreased 71 basis points from 1.11% for the first quarter in 2020.

Noninterest income decreased 41.7% to $2.7 million for the first quarter of 2021 from $4.6 million for the fourth quarter of 2020 and increased 16.7% compared to $2.3 million for the first quarter a year ago. The first quarter of 2021 included a $1.3 million gain on sale of loans compared to a $2.3 million gain on sale of loans in the preceding quarter and a $383,000 gain on sale of loans in the first quarter a year ago. Noninterest income growth during the fourth quarter of 2020 also included a $912,000 gain on sale of investment securities. Loan and deposit service fees, the second largest component of noninterest income, totaled $837,000 for the first quarter 2021, compared to $940,000 for the preceding quarter and $881,000 for the first quarter a year ago.

Noninterest expense totaled $12.1 million for the first quarter of 2021, compared to $11.7 million for the preceding quarter and $9.4 million for the first quarter a year ago. The quarterly increase reflects higher compensation expense, including salaries, commissions and benefits. Also impacting operating expenses for the first quarter was the implementation of new technology enhancements for loan and deposit account applications through the use of digital and mobile banking products.

Capital Ratios and Credit Quality

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at March 31, 2021. Common Equity Tier 1 and Total Risk-Based Capital Ratios at March 31, 2021, were 15.1 % and 16.3%, respectively. The Company distributed $20.0 million to the Bank as Tier 1 capital.

Nonperforming loans decreased to $2.1 million at March 31, 2021, from $2.3 million at December 31, 2020. The percentage of the allowance for loan losses to nonperforming loans increased to 668.1%, at March 31, 2021, from 609.2% at December 31, 2020, and 622.4% at March 31, 2020. Classified loans increased $6.6 million during the current quarter to $14.1 million at March 31, 2021, due to one substandard commercial real estate loan. The allowance for loan losses as a percentage of total loans was 1.2% at March 31, 2021, which was unchanged compared to three months and one year earlier.

About the Company

First Northwest is a bank holding company that primarily engages in the business activity of its subsidiary, First Fed. First Fed is a community-oriented financial institution serving Clallam, Jefferson, Kitsap, Whatcom, and King counties in Washington, through its Seattle lending center and ten full-service branches. Our business and operating strategy is focused on building sustainable earnings through hiring experienced bankers, geographic expansion, diversifying our loan product mix, expanding our deposit product offerings that deliver value-added solutions, enhancing existing services and digital service delivery channels, and enhancing our infrastructure to support the changing needs and expectations of our customers.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	March 31, 2021	December 31, 2020	March 31, 2020	Three Month Change	One Year Change
Assets

Cash and due from banks	$15,827	$13,508	$15,531	17.2%	1.9%
Interest-bearing deposits in banks	83,444	51,647	91,633	61.6	-8.9
Investment securities available for sale, at fair value	393,495	364,296	317,520	8.0	23.9
Loans held for sale	4,037	3,753	4,531	7.6	-10.9
Loans receivable (net of allowance for loan losses of $14,265, $13,847, and $10,830)	1,156,439	1,141,969	899,154	1.3	28.6
Federal Home Loan Bank (FHLB) stock, at cost	3,997	5,977	7,581	-33.1	-47.3
Accrued interest receivable	6,251	6,966	4,124	-10.3	51.6
Premises and equipment, net	14,795	14,785	14,231	0.1	4.0
Mortgage servicing rights, net	2,309	2,120	843	8.9	173.9
Bank-owned life insurance, net	38,596	38,353	30,355	0.6	27.1
Prepaid expenses and other assets	17,103	10,975	11,436	55.8	49.6

Total assets	$1,736,293	$1,654,349	$1,396,939	5.0%	24.3%

Liabilities and Shareholders' Equity

Deposits	$1,434,807	$1,333,517	$1,063,905	7.6%	34.9%
FHLB advances	50,000	109,977	150,021	-54.5	-66.7
Subordinated debt	39,310	—	—	100.0	100.0
Accrued interest payable	84	53	194	58.5	-56.7
Accrued expenses and other liabilities	27,994	23,303	15,225	20.1	83.9
Advances from borrowers for taxes and insurance	2,000	1,116	443	79.2	351.5

Total liabilities	1,554,195	1,467,966	1,229,788	5.9	26.4

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 10,195,644 at March 31, 2021; issued and outstanding 10,247,185 at December 31, 2020; and issued and outstanding 10,432,963 at March 31, 2020	102	102	104	0.0	-1.9
Additional paid-in capital	96,499	97,412	99,479	-0.9	-3.0
Retained earnings	94,363	92,657	85,549	1.8	10.3
Accumulated other comprehensive income (loss), net of tax	199	5,442	(8,256)	-96.3	102.4
Unearned employee stock ownership plan (ESOP) shares	(9,065)	(9,230)	(9,725)	1.8	6.8

Total shareholders' equity	182,098	186,383	167,151	-2.3	8.9

Total liabilities and shareholders' equity	$1,736,293	$1,654,349	$1,396,939	5.0%	24.3%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	March 31, 2021	December 31, 2020	March 31, 2020	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$12,541	$11,894	$9,836	5.4%	27.5%
Interest on mortgage-backed and related securities	464	437	959	6.2	-51.6
Interest on investment securities	1,570	1,581	1,069	-0.7	46.9
Interest on deposits in banks	13	9	68	44.4	-80.9
FHLB dividends	45	56	47	-19.6	-4.3
Total interest income	14,633	13,977	11,979	4.7	22.2

INTEREST EXPENSE
Deposits	934	1,079	2,138	-13.4	-56.3
FHLB advances	191	221	434	-13.6	-56.0
Subordinated debt	25	—	—	100.0	100.0
Total interest expense	1,150	1,300	2,572	-11.5	-55.3

Net interest income	13,483	12,677	9,407	6.4	43.3

PROVISION FOR LOAN LOSSES	500	930	1,266	-46.2	-60.5

Net interest income after provision for loan losses	12,983	11,747	8,141	10.5	59.5

NONINTEREST INCOME
Loan and deposit service fees	837	940	881	-11.0	-5.0
Mortgage servicing fees, net of amortization	30	146	15	-79.5	100.0
Net gain on sale of loans	1,337	2,324	383	-42.5	249.1
Net gain on sale of investment securities	—	912	605	-100.0	-100.0
Increase in cash surrender value of bank-owned life insurance	244	249	328	-2.0	-25.6
Other income	256	67	106	282.1	141.5
Total noninterest income	2,704	4,638	2,318	-41.7	16.7

NONINTEREST EXPENSE
Compensation and benefits	7,295	7,193	5,361	1.4	36.1
Data processing	739	691	690	6.9	7.1
Occupancy and equipment	1,623	1,663	1,351	-2.4	20.1
Supplies, postage, and telephone	242	236	211	2.5	14.7
Regulatory assessments and state taxes	261	271	174	-3.7	50.0
Advertising	445	572	272	-22.2	63.6
Professional fees	522	408	400	27.9	30.5
FDIC insurance premium	148	89	—	66.3	100.0
FHLB prepayment penalty	—	—	210	n/a	-100.0
Other	819	596	713	37.4	14.9
Total noninterest expense	12,094	11,719	9,382	3.2	28.9

INCOME BEFORE PROVISION FOR INCOME TAXES	3,593	4,666	1,077	-23.0	233.6

PROVISION FOR INCOME TAXES	473	850	204	-44.4	131.9

NET INCOME	$3,120	$3,816	$873	-18.2%	257.4%

Basic and diluted earnings per common share	$0.34	$0.41	$0.09	-17.1%	277.8%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Unaudited)

	As of or For the Quarter Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Performance ratios: (1)
Return on average assets	0.76%	0.97%	0.99%	0.56%	0.27%
Return on average equity	6.70	8.32	8.22	4.60	1.94
Average interest rate spread	3.38	3.35	3.22	2.90	2.86
Net interest margin (2)	3.48	3.46	3.36	3.10	3.11
Efficiency ratio (3)	74.7	67.7	60.9	72.3	80.0
Average interest-earning assets to average interest-bearing liabilities	134.6	131.7	130.9	129.5	130.1
Book value per common share	$17.86	$18.20	$17.65	$17.07	$16.02

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.1%	0.1%	0.2%	0.2%	0.2%
Nonperforming loans to total loans (5)	0.2	0.2	0.3	0.3	0.2
Allowance for loan losses to nonperforming loans (5)	668.1	609.2	419.9	360.8	622.4
Allowance for loan losses to total loans	1.2	1.2	1.2	1.2	1.2
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Fed):
Tier 1 leverage	11.2%	10.3%	10.5%	10.9%	11.8%
Common equity Tier 1 capital	15.1	13.4	14.7	15.1	16.8
Tier 1 risk-based	15.1	13.4	14.7	15.1	16.8
Total risk-based	16.3	14.6	16.0	16.4	18.1

Other Information:
Average total assets	$1,645,806	$1,567,521	$1,488,723	$1,401,500	$1,287,529
Average total loans	1,144,230	1,089,505	1,009,210	938,646	876,135
Average interest-earning assets	1,549,316	1,466,103	1,401,090	1,305,437	1,208,314
Average noninterest-bearing deposits	283,204	245,024	218,615	196,698	159,214
Average interest-bearing deposits	1,092,114	1,032,608	1,009,041	936,968	849,196
Average interest-bearing liabilities	58,629	80,731	61,244	71,170	79,659
Average equity	186,171	183,424	178,887	172,009	179,614
Average shares - basic	9,094,354	9,214,965	9,257,252	9,373,253	9,624,727
Average shares - diluted	9,185,725	9,258,109	9,263,975	9,408,123	9,676,377

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.